    As filed with the Securities and Exchange Commission on February 15, 2002
                                                      Registration No. 333-81384

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                                ---------------
                          POWERWAVE TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

                            Delaware                                                  11-2723423
   (State or other jurisdiction of incorporation or organization)         (I.R.S. Employer Identification No.)


              1801 E. St. Andrew Place, Santa Ana, California 92705
                                 (714) 466-1000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Bruce C. Edwards
                      President and Chief Executive Officer
                          Powerwave Technologies, Inc.
                            1801 E. St. Andrew Place
                           Santa Ana, California 92705
                                 (714) 466-1000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                               Nick E. Yocca, Esq.
                              Mark L. Skaist, Esq.
                         Stradling Yocca Carlson & Rauth
                           a Professional Corporation
                      660 Newport Center Drive, Suite 1600
                         Newport Beach, California 92660
                                 (949) 725-4000

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                                ---------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                          POWERWAVE TECHNOLOGIES, INC.


                                 250,000 Shares
                                  Common Stock
                               ($0.0001 par value)

     This prospectus relates to the offer and sale from time to time of up to 250,000 shares of our Common Stock which are held by certain of our current stockholders named in this prospectus (the "Selling Stockholders") for their own benefit or by donees, transferees, pledgees or other successors in interest of such Selling Stockholders that receive such shares as a gift or other non-sale related transfer. The shares of our Common Stock offered pursuant to this prospectus were issued to the Selling Stockholders in connection with the acquisition of Toracomm Limited by Powerwave Technologies, Inc.

     All or a portion of the Common Stock offered by this prospectus may be offered for sale, from time to time on the Nasdaq National Market or on one or more exchanges, or otherwise at prices and terms then obtainable, or in negotiated transactions. The distribution of these securities may be effected in one or more transactions that may take place on the over-the-counter market, including, among others, ordinary brokerage transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of the shares. We will bear all expenses of registration incurred in connection with this offering, except that the Selling Stockholders will pay any applicable brokerage fees, commissions and transfer taxes.

     Our Common Stock is traded on the Nasdaq National Market under the symbol "PWAV." On February 12, 2002, the last reported sale price for the Common Stock on the Nasdaq National Market was $17.70 per share.

   See "Risk Factors" beginning on page 4 to read about the risks you should consider carefully before buying shares of our Common Stock.

                            -------------------------

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement containing this prospectus, which has been filed with the Securities and Exchange Commission, is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                          ----------------------------

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                           ---------------------------

                The date of this prospectus is ____________, 2002


                                TABLE OF CONTENTS

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                                                                            Page
                                                                            ----
Cautionary Note Regarding Forward-Looking Statements ....................     2
About Powerwave .........................................................     3
Recent Developments .....................................................     3
Risk Factors ............................................................     4
Use of Proceeds .........................................................    14
Selling Stockholders ....................................................    15
Plan of Distribution ....................................................    16
Legal Matters ...........................................................    16
Incorporation by Reference ..............................................    16
Where You Can Find Additional Information ...............................    17

     You should rely only on the information contained in this We have not authorized anyone to provide you with information different from that contained in this prospectus. Offers to sell, and offers to buy, shares of Common Stock are valid only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as to the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the Common Stock.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including the section entitled "Risk Factors," as well as certain information incorporated by reference herein, contains certain forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to revenue, revenue composition, demand and pricing trends, future expense levels, trends in average selling prices and gross margins, the level of expected capital expenditures and 3G product trends. Such forward-looking statements are based on the beliefs of, and estimates made by and information currently available to our management and are subject to certain risks, uncertainties and assumptions. Any statements contained herein (including without limitation statements to the effect that we or our management "estimates," "expects," "anticipates," "plans," "believes," "projects," "continues," "may," or "will," or statements concerning "potential" or "opportunity" or variations thereof or comparable terminology or the negative thereof) that are not statements of historical fact should be construed as forward looking statements.

     Our actual results may vary materially from those expected or anticipated in these forward-looking statements. The realization of such forward-looking statements may be impacted by certain important unanticipated factors which are discussed in "Risk Factors." Because of these and other factors that may affect our operating results, past performance should not be considered as an indicator of future performance and investors should not use historical results to anticipate results or trends in future periods. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers should carefully review the risk factors described in this and other documents we file from time to time with the Securities and Exchange Commission, including subsequent Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

                                 ABOUT POWERWAVE

     Powerwave Technologies, Inc. designs, manufactures and markets high performance radio frequency, or RF, power amplifiers for use in wireless communications networks. Our RF power amplifiers are key components of wireless communications networks because they amplify the radio signal from the base station to a handset while reducing interference, or "noise." Less noise enables wireless service providers to deliver clearer call connections. Stronger signals reduce the number of interrupted or dropped calls. We design and manufacture both single and multi-carrier RF power amplifiers for use in cellular, PCS and 3G base stations throughout the world. Our products support a wide range of digital and analog transmission protocols.

     We operate in only one market segment, which is the design, manufacture and sale of RF power amplifiers for use in wireless networks. We analyze our revenues based upon the RF frequency bands in megahertz ("MHz") in which our products operate. These RF frequency bands include the cellular frequency bands (800-1000MHz), the PCS frequency bands (1800-2000MHz) and the 3G frequency bands (2000+MHz). Our strategic objective is to become the leading supplier of advanced RF power amplifier solutions to the wireless communications industry worldwide.

     We were incorporated in Delaware in January 1985 under the name Milcom International, Inc. and changed our name to Powerwave Technologies, Inc. in June 1996. Our main offices are located at 1801 E. St. Andrew Place, Santa Ana, California 92705, and our phone number is (714) 466-1000. More comprehensive information about us and our products is available through our worldwide web site at www.powerwave.com. The information contained on our website, or other sites linked to it, is not incorporated by reference into this prospectus.

                               RECENT DEVELOPMENTS

     On January 17, 2002, we reported net sales of $84.4 million for our fourth quarter ended December 30, 2001, compared with fourth quarter fiscal 2000 revenues of $121.2 million and third quarter fiscal 2001 revenues of $64.7 million. For the entire fiscal year 2001, we reported total revenues of $300.3 million, compared with total fiscal year 2000 revenues of $447.4 million. We also reported a fourth quarter net loss of $3.6 million, or a basic loss per share of 6 cents, compared with net income of $12.4 million, or diluted earnings per share of 19 cents for the prior year's fourth quarter. For all of fiscal 2001, we reported a total net loss of $20.5 million, or a basic loss per share of 33 cents, compared with net income of $45.7 million or diluted earnings per share of 71 cents for fiscal year 2000.

     Our fourth quarter and year-end 2001 results include a one-time charge of approximately $6.5 million related to the impairment of the intangible assets associated with our 1998 acquisition of Hewlett-Packard Company's RF amplifier group. We determined that, due to continuing economic conditions and future projections, the majority of the intangible assets associated with our acquisition of Hewlett-Packard Company's RF amplifier group were impaired during the fourth quarter of fiscal 2001, and therefore recorded this one-time non-cash writedown of $6.5 million related to the impairment. This amount included the writedown of developed technology of approximately $3.6 million and the writedown of goodwill of approximately $2.9 million.

     At December 30, 2001, we had total cash and cash equivalents of approximately $123.2 million. Our total assets were approximately $363 million with net accounts receivable of $59.7 million and net inventories of $33.5 million at December 30, 2001.

                                  RISK FACTORS

     This offering involves a high degree of risk. We have attempted to identify the material risks that we believe exist. You should carefully consider the risks and uncertainties described below and the other information in, or incorporated by reference in, this prospectus before deciding whether to invest in shares of our Common Stock. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected. This could cause the trading price of our Common Stock to decline, and you may lose part or all of your investment.

     Our future operating results may be impacted by a number of factors that could cause our actual results to differ materially from those stated in this prospectus, which reflect our current expectations. These factors include the following:

     . the ability to add new customers to reduce our dependence on any one customer;
     .    the ability to maintain our existing customers;
     . industry specific factors, including a slowdown in the demand for wireless communications and RF power amplifiers;
     .    the impact of any reduction in demand for our products;
     .    the ability to manage expense levels given reductions in demand;
     . the ability to increase demand for our products from major wireless infrastructure original equipment manufacturers, or OEMs;
     . the ability to produce both new and existing products which meet the quality standards of both our existing and potential new customers;
     . the ability to ramp-up production of new products in both a timely and cost effective manner;
     . the ability to timely develop and produce commercially viable products at competitive prices;
     . the ability to maintain a stable and reliable source of electricity to support our operations at a reasonable cost;
     .    the ability to manage rapid change in demand for our products;
     .    the availability and cost of components;
     .    the ability to finance our activities and maintain our financial liquidity;
     . the ability of our products to operate and be compatible with various OEMs' base station equipment;
     . worldwide and regional economic downturns and unfavorable political conditions;
     .    the ability to manage future product repairs; and
     .    the ability to accurately anticipate customer demand.

We rely upon a few customers for a significant amount of our revenues and the loss of any one of these customers, or a significant loss, reduction or rescheduling of orders from any of our customers, would have a material adverse effect on our business, results of operations and financial condition.

     We sell most of our products to a small number of customers, and we expect that this will continue. We believe that our future success depends upon our ability to broaden our customer base and maintain relationships with major wireless OEMs, such as Ericsson, LG Electronics, Lucent Technologies, Inc., Motorola, Inc., Nokia Telecommunications, Nortel Networks and Samsung Electronics, as well as major operators of wireless networks, such as ALLTEL Corporation, AT&T Wireless, Cingular Wireless and Verizon Wireless.

     Our dependence on a small number of major customers exposes us to numerous risks, including:


     . slowdowns or delays in deployment of wireless networks that reduce customer demand for our products;
     .    changes in customer forecasts and demand;

     . customers leveraging their buying power to change the terms of pricing, payment and product delivery schedules; and
     . direct competition should a customer decide to manufacture RF power amplifiers internally.

     For the year ended December 30, 2001, our largest customer, Nortel, accounted for approximately 44% of our net sales or $130.7 million. During fiscal 2001, a number of major OEMs have made multiple announcements lowering their expectations for wireless infrastructure demand for 2002. The resulting significant reductions in demand by our OEM customers has and will continue to have an adverse effect on our business, results of operations and financial condition. For the fourth quarter of 2001, our next two largest customers (in alphabetical order) Cingular and Ericsson, each accounted for 10% or more of our net sales.

     There are several examples of the risks related to our customer concentration. One example is the reduction of $80 million in our sales to Nortel for fiscal 2001 compared to 2000. A second example was in 1998 when we had a significant geographic customer concentration in South Korea, which experienced an economic and financial crisis during 1998. For fiscal 1998, our South Korean customers accounted for $30.2 million, or approximately 30% of total net sales. This was a significant drop from 1997, when our South Korean customers accounted for $99.3 million or approximately 83% of our total net sales. During fiscal 2000, our South Korean customers accounted for approximately 8% of total sales or $34.1 million, and in fiscal 1999, they accounted for approximately 21% of our total net sales or $62.2 million. For fiscal 2001, our South Korean customers accounted for approximately 13% of our net sales or $39.5 million.

     We believe that continued purchases of our products by OEMs is dependent upon many factors, including the OEMs' view of utilizing third party suppliers of RF power amplifiers. During the third quarter of 2001, Lucent announced that it had split off its internal power amplifier group to a new private entity called Celiant Corporation. During fiscal 2000, Ericsson purchased Microwave Power Devices, Inc., one of our competitors. Any shift in demand by an OEM away from utilizing third party suppliers of RF amplifiers could have a negative impact on our business, results of operations and financial condition. Additionally, OEM purchasers are impacted by their current view of wireless infrastructure deployments and orders for our products could be significantly reduced due to any delays of such deployments. A number of factors may cause delays in wireless infrastructure deployments, including the following factors:

     .    economic or political problems in the wireless operator's operating region;
     .    delays in government approvals required for system deployment;
     .    higher than anticipated network infrastructure costs;
     . technical delays in the development of new wireless protocols, such as 3G; and
     .    reduced subscriber demand for wireless services.

     In addition, from time to time, OEMs may purchase products from us in large quantities over a short period of time, which may cause demand for our products to change rapidly. Due to these and other uncertainties associated with wireless infrastructure deployments and OEMs' purchasing strategies, we may experience significant fluctuations in demand from our OEM customers. Such fluctuations could cause a significant increase in demand which could exceed our production capacity and could negatively impact our ability to meet customers' demands as well as potentially impact product quality. Alternatively, such fluctuations could cause a significant reduction in revenues which could have a material adverse effect on our business, results of operations and financial condition. We cannot guarantee that a major customer will not reduce, delay or eliminate purchases from us, which could have a material adverse effect on our business, results of operations and financial condition.

We have experienced, and will continue to experience, significant fluctuations in sales and operating results from quarter to quarter. Our quarterly results fluctuate due to a number of factors, including:

     . variations in the timing, cancellation, or rescheduling of customer orders and shipments;
     .    variations in manufacturing costs, capacities and efficiencies;

     . capacity and production constraints, including constraints associated with single-source component suppliers;
     .    delays in qualification by customers of new products or redesigns;
     .    product failures and associated in-field service support costs;
     . cancellations or reductions of customer orders and shipments due to economic slowdowns in the customers' operating regions;
     . cancellations or rescheduling of customer orders and shipments due to excess inventory levels caused by changes in demand or deployment schedules at the customer;
     . competitive factors, including pricing, availability and demand for competing amplification products;
     .    warranty expenses;
     .    the availability and cost of components;
     .    the timing, availability and sale of new products by us or our competitors;
     .    changes in the mix of products having differing gross margins;
     .    changes in average sales prices;
     .    long sales cycles associated with our products;
     .    variations in product development and other operating expenses;
     .    discounts given to certain customers for large volume purchases;
     . interruptions in the supply of electricity and significant increases in the cost of electricity; and
     . high fixed expenses that increase operating expenses, especially during a quarter with a sales shortfall.

     Our sales to customers are usually made under purchase orders with short delivery requirements. While we receive periodic order forecasts from our major customers, such customers generally have no obligation to purchase the forecasted amounts and may cancel orders, change delivery schedules or change the mix of products ordered with minimal notice. Order deferrals and cancellations by our customers, declining average sales prices, changes in the mix of products sold, delays in the introduction of new products and longer than anticipated sales cycles for our products have in the past adversely affected our quarterly results of operations. We cannot guarantee that our quarterly results of operations will not be similarly adversely affected in the future. In spite of these limitations, we maintain significant work-in-progress and raw materials inventory as well as increased levels of technical production staff to meet estimated order forecasts. If customers purchase less than the forecasted amounts or cancel or delay existing purchase orders, we will have higher levels of inventory that face a greater risk of obsolescence and excess production staff. If our customers desire to purchase products in excess of the forecasted amounts or in a different product mix, we may lack the inventory or manufacturing capacity to fill their orders. Either situation could have a material adverse effect upon our business, financial condition and results of operations and future business with such customers.

     Due to these and other factors, our past results are not reliable indicators of our future performance. Future revenues and operating results may not meet the expectations of public market analysts and investors. In either case, the price of our Common Stock could be materially adversely affected. See "Our stock price has been and may continue to be volatile and you may not be able to resell shares of our stock at or above the price you paid for such shares."

Our average sales prices have declined, and we anticipate that the average sales prices for our products will continue to decline and negatively impact our gross profit margins.

     Wireless service providers are placing increasing price pressure on wireless infrastructure manufacturers, which in turn has resulted in downward pricing pressure on our products. Competition among third-party suppliers has also increased the downward price pressure on our products. Since wireless infrastructure manufacturers frequently negotiate supply arrangements far in advance of delivery dates, we must often commit to price reductions for our products before we know how, or if, we can obtain such cost reductions. In addition, average sales prices are affected by price discounts negotiated for large volume purchases by certain customers. To offset declining average sales prices, we must reduce manufacturing costs and ultimately develop new products with lower costs or higher average sales prices. If we cannot achieve such cost reductions or product improvements, our gross margins will continue to decline.

     Sales of single carrier RF power amplifiers have been subject to intense price competition and historically have carried lower gross profit margins than our multi-carrier RF power amplifier products. If we cannot reduce manufacturing costs on our single carrier RF power amplifiers and such RF power amplifiers continue to account for a significant percentage of our net sales, our overall gross profit margins will fall. In addition, we currently expect that 3G multi-carrier RF power amplifiers will have lower gross margins than our 2G multi-carrier products. If we are unable to continue to reduce our manufacturing costs on all of our products, our gross margins will decline.

Our facilities are located in the State of California which is experiencing an electricity shortage and we are not able to guarantee that we or any of our suppliers located in California will not experience any significant interruptions in electrical service to our or their facilities in the future.

     The two largest investor owned electric utility companies in California, Pacific Gas & Electric and Southern California Edison, have been experiencing electricity generation shortages due to the collapse of California's deregulation strategy. Pacific Gas & Electric has declared voluntary bankruptcy in order to restructure its outstanding obligations, and Southern California Edison continues to operate with the potential risk of a future bankruptcy filing. The inability of these companies to continue purchasing electricity has resulted in rolling blackouts in certain parts of the state. Our Southern California operation is wholly dependent on Southern California Edison and our Northern California engineering center is wholly dependent upon Pacific Gas and Electric. As of January 21, 2002, we have not experienced any significant interruptions in electrical service to our facilities. We currently do not have backup power generators or alternate sources of power to support our needs in the event of a blackout and our current insurance does not provide coverage for any damages we or our customers may suffer as a result of interruptions of power supply. The loss of electrical service would cause a temporary shutdown of our operations resulting in lost production and may require us to re-calibrate our production equipment, resulting in potentially significant unanticipated costs. In addition, many of our suppliers are located in California and could be similarly affected. Frequent and continuing shutdowns of our operations and those of our suppliers could cause us to be unable to manufacture the products required by our customers in a timely manner. Shipments to our customers could be delayed, resulting in the delay or loss of product revenues. Such delay or loss of product revenues could have a material adverse effect on our business, financial condition and results of operations.

     Furthermore, the deregulation of the energy industry instituted in 1996 by the California government has caused power prices to increase. Under deregulation, utilities were encouraged to sell their plants, which traditionally had produced most of California's power, to independent energy companies that were expected to compete aggressively on price. Instead, due in part to a shortage of supply, wholesale prices have skyrocketed over the past year. As a result, we have begun to incur significant increases in our electricity costs which are negatively impacting our results of operations. If wholesale prices continue to increase and these increases are passed on to end users, the operating expenses associated with our facilities will increase, which could further harm our results of operations.


Our success is tied to the growth of the wireless services market, and if there is a slower than expected increase in the size of this market, sales of our products would be materially adversely affected.

     Almost all of our revenues come from the sale of RF power amplifiers for wireless communications networks. Our future success depends to a considerable extent upon the continued growth and increased availability of wireless communications services. Wireless communications services may not continue to grow and create demand for our products. We believe that continued growth in the use of wireless communications services depends, in part, on lowering the cost per subscriber by reducing the costs of the infrastructure capital equipment and thereby enabling reductions in wireless service pricing. Although FCC regulations require local phone companies to reduce the rates charged to wireless carriers for connection to their wireline networks, wireless service rates will probably remain higher than rates charged by traditional wireline companies.

     The expansion of wireless communications services depends on developed countries, such as the United States, continuing to allow deployment of new networks and upgrades to existing networks, and on less developed countries deploying wireless communications networks. Our performance could be adversely affected by any of the following risks:

     . failure of local governments or foreign countries to allow construction of new wireless communications systems;
     . termination or delays by local governments or foreign countries of existing construction of wireless communications systems;
     . imposition of moratoriums by local governments or foreign countries on building new base stations for existing wireless communications systems; and
     . foreign authorities may disfavor wireless communications systems because of environmental concerns, political unrest, economic downturns, favorable prices for other communications services or delays in implementing wireless communications systems.

We depend on single sources for key components, and a failure by any of these sources to provide components of sufficient quality and quantity, on a timely basis, would cause us to delay product shipments, which could result in delayed or lost revenues or customer dissatisfaction.

     A number of the parts used in our products are available from only one or a limited number of outside suppliers due to unique component designs as well as certain quality and performance requirements. To take advantage of volume pricing discounts, we also purchase certain customized components from single sources. We have experienced, and expect to continue to experience, shortages of single-sourced components. Shortages have compelled us to adjust our product designs and production schedules. If single-sourced components become unavailable in sufficient quantities, are discontinued or are available only on unsatisfactory terms, we would be required to purchase comparable components from other sources and "retune" our products to function with the replacement components, or we may be required to redesign our products to use other components, either of which could delay production and delivery of our products. In addition, our reliance on certain single-sourced components exposes us to quality control issues if such suppliers experience a failure in their production process. A failure in a single-sourced component could force us to repair or replace a product utilizing replacement components. Such a requirement could have a material adverse effect on our business, results of operations and financial condition. In addition, if we can not obtain comparable replacements or effectively retune or redesign our products, there could be a material adverse effect on our business, results of operations and financial condition.

     As a result of our reliance on certain single-sourced customized components, an abrupt reduction in customer demand could result in excess inventories of such components due to the nature of the volume purchasing agreements that we utilize to obtain component cost reductions. If we are unable to utilize such components in a timely manner and are unable to sell such components due to their customized nature, the resulting negative impact on our liquidity and resulting increased inventory levels could have a material adverse effect on our business, results of operations and financial condition.

The wireless communications infrastructure equipment industry is extremely competitive and is characterized by rapid technological change, frequent new product development, rapid product obsolescence, evolving industry standards and significant price erosion over the life of a product. If we are unable to compete effectively, our business would be harmed.

     Our products compete on the basis of the following key characteristics:

     .  performance;
     .  functionality;
     .  reliability;
     .  pricing;
     .  quality;
     . designs that can be efficiently manufactured in large volumes; . time-to-market delivery capabilities; and
     .  compliance with industry standards.

     While we believe that we currently compete favorably with respect to these characteristics, this may change in the future. If we fail to address our competitive challenges, there could be a material adverse effect on our business, financial condition and results of operations.

     Our current competitors include Allen Telecom, Inc., Andrew Corporation, Celiant Corporation, and Spectrian Corporation, in addition to a number of privately held companies throughout the world, subsidiaries of certain multinational corporations and the RF power amplifier manufacturing operations of the leading wireless infrastructure manufacturers such as Ericsson, Motorola, Nokia and Samsung. Some competitors have significantly greater financial, technical, manufacturing, sales, marketing and other resources than we do and have achieved greater name recognition for their products and technologies than we have. We may not be able to successfully increase our market penetration or our overall share of the RF power amplifier market. Our results of operations could be adversely impacted if we are unable to effectively increase our share of the RF power amplifier market.

     Our future success depends largely upon the rate at which wireless infrastructure manufacturers incorporate our products into their systems. A substantial portion of the present worldwide production of RF power amplifiers is captive within the internal manufacturing operations of leading wireless infrastructure manufacturers such as Ericsson, Motorola, Nokia and Samsung. These companies regularly evaluate whether to manufacture their own RF power amplifiers rather than purchase them from us. In addition, various companies could also compete directly with us by selling their RF power amplifiers to other manufacturers and operators, including our customers. If we are not successful in increasing the use of our products by the leading wireless infrastructure manufacturers, there would be a material adverse effect on our business, financial condition and results of operations.

Our failure to enhance our existing products or to develop and introduce new products that meet changing customer requirements and evolving technological standards would adversely impact our ability to sell our products.

     To succeed, we must improve current products and develop and introduce new products that are competitive in terms of price, performance and quality. These products must adequately address the requirements of wireless infrastructure manufacturing customers and end-users.

     To develop new products, we invest in the research and development of RF power amplifiers for wireless communications networks. We target our research and development efforts on major wireless network deployments worldwide, which cover a broad range of frequency and transmission protocols. In addition, we are currently working on products for third generation networks as well as development projects for products requested by our customers. In spite of our efforts, the deployment of a wireless network may be delayed which could cause a particular research or development effort to not generate a revenue producing product. Additionally, the new products we develop may not achieve market acceptance or may not be manufacturable at competitive prices in sufficient volumes. We cannot guarantee the success of our research and development efforts.

     We also continue efforts to improve our existing cellular and PCS lines of RF power amplifier products. Any delays in the shipment of these products may cause customer dissatisfaction and delay or loss of product revenues. In addition, it is possible that a significant number of development projects will not result in manufacturable new products or product improvements.

     If we fail to develop new products or improve existing products in a timely manner, there will be a material adverse effect on our business, financial condition and results of operations.

We may fail to develop products that are sufficiently manufacturable or of adequate quality and reliability, which would adversely impact our ability to sell our products.

     Manufacturing our products is a complex process and requires significant time and expertise to meet customers' specifications. Successful manufacturing is substantially dependent upon our ability to tune these products to meet specifications in an efficient manner. In this regard, we depend on our staff of trained technicians. If we cannot design our products to minimize the manual tuning process, if we are unable to attract additional trained technicians, or if we lose a number of our trained technicians, it would have a material adverse effect on our business, financial condition and results of operations.

     We have had quality problems with our products in the past and may have similar problems in the future. We have replaced components in some products in accordance with our product warranties. We believe that our overall relationship with our customers is good and that they consider our products to be of good quality. We also believe that our customers will demand increasingly stringent product performance and reliability. We cannot provide any assurance that our product designs will remain successful or that they will keep pace with technological developments, evolving industry standards and new communications protocols. We may fail to adequately improve product quality and meet the quality standards of our customers, which could cause us to lose such customers. Design problems could damage relationships with existing and prospective customers and could limit our ability to market our products to large wireless infrastructure manufacturers, many of which build their own, high quality RF power amplifiers and have stringent quality control standards. See "Many wireless infrastructure manufacturers have internal RF power amplifier production capabilities and if these manufacturers begin offering their own RF power amplifiers, demand for our products would be reduced, and our business, financial condition and results of operations would be materially adversely affected."

If we are unable to hire and retain highly qualified technical and managerial personnel, we may not be able to sustain or grow our business.

     Competition for personnel, particularly qualified engineers, is intense, and the loss of a significant number of such persons, as well as the failure to recruit and train additional technical personnel in a timely manner, could have a material adverse effect on our business, results of operations and financial condition. The departure of any of our management and technical personnel, the breach of their confidentiality and non-disclosure obligations to Powerwave or the failure to achieve our intellectual property objectives may have a material adverse effect on our business, financial condition and results of operations.


     We believe that our success depends upon the knowledge and experience of our management and technical personnel and our ability to market our existing products and to develop new products. We do not have non-compete agreements with our employees who are employed on an at-will-basis. Therefore, employees may leave us and go to work for a competitor. We have had employees leave us and go to work for competitors. While we believe that we have adequately protected our proprietary technology, and we will take all legal measures to protect it, the use of our processes by a competitor could have a material adverse effect on our business, financial condition and results of operations.

There are many risks associated with international operations, including the following:

     .    terrorists attacks on American companies;
     . compliance with multiple and potentially conflicting regulations, including export requirements, tariffs, import duties and other barriers, and health and safety requirements;
     .    differences in intellectual property protections;
     .    difficulties in staffing and managing foreign operations;
     .    longer accounts receivable collection cycles;
     .    currency fluctuations;
     . economic instability, including inflation and interest rate fluctuations, such as those previously seen in South Korea and Brazil;
     .    competition from foreign based suppliers;
     .    restrictions against the repatriation of earnings from a foreign country;
     .    overlapping or differing tax structures; and
     .    political or civil turmoil.

     For fiscal years 2001, 2000, 1999 and 1998, international revenues (excluding North American sales) accounted for approximately 41%, 21%, 33% and 41%, respectively, of our net sales. We currently expect that international revenues will continue to account for a significant percentage of our revenues for the foreseeable future.

     We have traditionally invoiced all of our international sales in U.S. dollars. Accordingly, we do not currently engage in foreign currency hedging transactions. However, as we continue to expand our international operations, we may be paid in foreign currencies and, therefore, would become exposed to possible losses in foreign currency transactions. In addition, in December 2001, we acquired Toracomm Limited, a company located in Bristol, England. Due to this acquisition, we will incur foreign currency expenses that will expose us to foreign currency transactions and resulting gains and losses from such transactions which will be included in our operating results.

     Since we sell our products in many countries, when the U.S. dollar becomes more expensive relative to the currency of our foreign customers, the price of our products in those countries rises and our sales into those countries may fall. This happened to us in South Korea during 1998. In addition, as we sell our products into foreign countries, our products can become subject to tariffs and import duties which raise the overall price of our products to such a level that our products are no longer competitive in price to locally based suppliers. If any of the above risks actually occurs, there may be a material adverse effect on our business, financial condition and results of operations.

Our ability to compete effectively and manage future growth depends on our ability to:

     . effectively expand, train and manage our work force, particularly in response to fluctuations in demand for various products;
     . manage production and inventory levels to meet product demand and new product introductions;
     .    manage and improve production quality;
     . expand both the range of customers and the geographic scope of our customer base;
     .    reduce product costs; and
     . improve financial and management controls, reporting systems and procedures.

     Any failure to manage growth effectively could have a material adverse effect on our business, financial condition and results of operations.

The sales cycle associated with our products is typically lengthy, often lasting from nine to eighteen months, which could cause delays in forecasted sales and cause us to incur substantial expense before we earn associated revenues.

         Our customers normally conduct significant technical evaluations of our products and our competitors' products before making purchase commitments. Our OEM customers typically require extensive technical qualification of our products before they are integrated into any OEM's product. This qualification process involves a significant investment of time and resources from us and the OEMs to ensure that our product designs are fully qualified to perform with each OEM's equipment. Individual wireless network operators can also subject our products to field and evaluation trials, which can last anywhere from one to nine months, before making a purchase. The qualification and evaluation process and the customer field trials may delay the shipment of sales forecasted for a specific customer for a particular quarter and our operating results for that quarter could be materially adversely affected.

Many wireless infrastructure manufacturers have internal RF power amplifier production capabilities and if these manufacturers begin offering their own RF power amplifiers, demand for our products would be reduced and our business, financial condition and result of operations would be materially adversely affected.

         Many of the leading wireless infrastructure equipment manufacturers internally manufacture their own RF power amplifiers. We believe that our existing customers continuously evaluate whether to manufacture their own RF power amplifiers. Certain of our customers regularly produce RF power amplifiers in an attempt to replace products manufactured by us. We believe that this practice will continue. In 2000, Ericsson, one of our OEM customers, purchased Microwave Power Devices, Inc., one of our competitors. In the event that our customers manufacture their own RF power amplifiers, such customers could reduce or eliminate their purchases of our products. We cannot guarantee that our current customers will continue to rely or expand their reliance on us as an external source of supply for their RF power amplifiers.

         Wireless infrastructure equipment manufacturers with internal manufacturing capabilities could also sell RF power amplifiers externally to other manufacturers, thereby competing directly with us. During the third quarter of 2001, Lucent announced the formation of Celiant Corporation for the specific purpose of competing directly in the independent power amplifier marketplace. Even if we are successful in selling our products to OEM customers, we believe that such customers will demand price and other concessions based on their ability to manufacture RF power amplifiers internally. If, for any reason, our major customers decide to produce their RF power amplifiers internally or through joint ventures with other competitors, or require us to participate in joint venture manufacturing with them, our business, results of operations and financial condition could be materially adversely affected.

Protection of our intellectual property is limited and we are at risk of third-party claims of infringement that could harm our competitive position.

         We rely upon trade secrets and patents to protect our intellectual property. We execute confidentiality and non-disclosure agreements with our employees and suppliers and limit access to and distribution of our proprietary information. We have an on-going program to identify and file applications for both U.S. and international patents for various aspects of our technology. We have been granted a total of 15 U.S. patents, and we currently have 23 separate U.S. patent applications filed. All of these efforts, along with the knowledge and experience of our management and technical personnel, strengthen our ability to market our existing products and to develop new products. The departure of any of our management and technical personnel, the breach of their confidentiality and non-disclosure obligations to us, or the failure to achieve our intellectual property objectives may have a material adverse effect on our business, financial condition and results of operations.

     We do not have non-compete agreements with our employees who are employed on an "at-will" basis. Therefore, employees may leave us and go to work for a competitor. We have had employees leave us and go to work for competitors in the past. While we believe that we have adequately protected our proprietary technology, and we believe that we have taken all legal measures to protect it, and will continue to take any legal measures available to prohibit the unauthorized use of our proprietary technology, the use of our processes by a competitor could have a material adverse effect on our business, financial condition and results of operations.

     Our ability to compete successfully and achieve future revenue growth will depend, in part, on our ability to protect our proprietary technology and operate without infringing the rights of others. We may fail to do so. In addition, the laws of certain countries in which our products are or may be sold may not protect our products and intellectual property rights to the same extent as the laws of the United States.

     As the number of patents, copyrights and other intellectual property rights in our industry increases, and as the coverage of these rights and the functionality of the products in the market further overlap, we believe that we, along with other companies in our industry, may face more frequent infringement claims. Such claims, whether or not valid, could result in substantial costs and diversion of our resources. See "We are at risk of litigation which could result in substantial costs to us and adversely impact our operations."

     A third party claiming infringement may also obtain an injunction or other equitable relief, which could effectively block the distribution or sale of allegedly infringing products. Although we may seek licenses from third parties covering intellectual property that we are allegedly infringing, we cannot guarantee that any such licenses could be obtained on acceptable terms, if at all.

     Certain of our customers and other wireless communications infrastructure equipment manufacturers may decide to protect their intellectual property by deciding not to purchase RF power amplifiers from external sources. The appearance of a close working relationship with a particular customer may adversely affect our ability to establish or maintain a relationship with, or sell products to, competitors of that particular customer. The failure of our major customers to purchase products from us due to our relationship with other customers could have a material adverse effect on our business, financial condition and results of operations.

Actual or alleged defects in our products may create liability to those claiming injury.

     Any of the following could have a material adverse effect on our business, financial condition and results of operations:

     . a determination or allegation that systems or devices relying on or incorporating our products create a health risk, causing us to be named as a defendant, and held liable, in a product liability lawsuit;
     . delays or prohibitions on the installation of wireless communications networks due to alleged health or environmental risks; and
     . our inability to maintain insurance at an acceptable cost or to otherwise protect against potential product liability lawsuits.

The communications industry is heavily regulated and we must obtain regulatory approvals to manufacture and sell our products and our customers must obtain approvals to operate our products. Any failure or delay by us or any of our customers to obtain such approvals, would adversely impact our ability to sell our products.

     The FCC has adopted regulations that impose stringent RF emissions standards on the communications industry. These regulations may require that we alter the manner in which radio signals are transmitted or otherwise alter the equipment transmitting such signals. We are also subject to regulatory requirements in international markets where prominent local competitors may have the ability to influence regulations in situations where we do not.

     The enactment by governments of new laws or regulations or a change in the interpretation of existing regulations could adversely affect the market for our products. Deregulation of international communications industries along with RF spectrum allocations made by the FCC have increased the potential demand for our products. We cannot guarantee that the trend toward deregulation and current regulatory developments favorable to the promotion of new and expanded wireless services will continue or that other future regulatory changes will have a positive impact on us. The increasing demand for wireless communications has exerted pressure on regulatory bodies worldwide to adopt new standards for such products, generally following extensive investigation and deliberation over competing technologies. In the past, the delays inherent in this governmental approval process have caused, and may in the future cause, the cancellation, postponement or rescheduling of the installation of communications systems by our customers. These delays could have a material adverse effect on our business, results of operations and financial condition.

Our stock price has been and may continue to be volatile and you may not be able to resell shares of our stock at or above the price you paid for such shares.

     The price of shares of our Common Stock has exhibited high levels of volatility with significant volume and price fluctuations, which makes our Common Stock unsuitable for many investors. In addition, the stock market has from time to time experienced significant price and volume fluctuations. The fluctuations in the stock market are often unrelated to the operating performance of particular companies, and the market prices for securities of technology companies have been especially volatile. These broad market fluctuations may adversely affect the market price of shares of our Common Stock. Our stock price may be affected by the factors discussed above as well as:

     . fluctuations in our results of operations or the operations of our competitors or customers;
     . failure of such results of operations to meet the expectations of stock market analysts and investors;
     .    reductions in demand or expectations of future demand by our customers;
     . delays or postponement of wireless infrastructure deployments, including new 3G deployments;
     . changes in the political or economic outlook of the markets into which we sell our products;
     . changes in stock market analyst recommendations regarding us, our competitors or our customers;
     . the timing and announcements of technological innovations or new products by us or our competitors;
     .    changes in the wireless communications industry; and
     .    general market conditions.

We are at risk of litigation which could result in substantial costs to us and and adversely impact our operations.

     We are not currently party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe would have a material adverse effect on our business, financial condition and results of operations. Any potential litigation, regardless of its merits, could result in substantial costs to us and divert our attention from our operations. Such diversion could have an adverse impact on our business, results of operations and financial condition.


                                 USE OF PROCEEDS

     The proceeds from the sale of each Selling Stockholder's Common Stock will belong to that Selling Stockholder. We will not receive any proceeds from such sales.

                              SELLING STOCKHOLDERS

     We issued 250,000 shares of Common Stock to the Selling Stockholders on December 28, 2001, pursuant to the terms of a Stock Purchase Agreement dated as of December 19, 2001, entered into among the Company and the Selling Stockholders under which the Company acquired all of the outstanding capital stock of Toracomm Limited, a company incorporated in England and Wales. Pursuant to the Stock Purchase Agreement, we agreed to file a registration statement with the Securities and Exchange Commission to register the shares of Common Stock received by the Selling Stockholders for resale by them, and to keep the registration statement effective for a period of two years from December 28, 2001, or until all of the shares of Common Stock registered under this registration statement are sold, whichever is sooner.

     The following table sets forth: (1) the name of each of the Selling Stockholders for whom we are registering shares under this registration statement; (2) the number of shares of our Common Stock owned by each such Selling Stockholder prior to this offering, (3) the number of shares of our Common Stock being offered pursuant to this prospectus, and (4) the number of shares, and (if one percent or more) the percentage of the total of the outstanding shares, of our Common Stock to be owned by each such Selling Stockholder after this offering.

                                                                                                    Percentage of
                                                               Common Stock        Common Stock      Common Stock
                                         Common Stock          Being Offered        Owned Upon        Owned upon
                                        Owned Prior to        Pursuant to this     Completion of   Completion of this
Name of Selling Stockholder            the Offering /(1)/       Prospectus         this Offering       Offering
-----------------------------        --------------------   -------------------  ----------------- -------------------
Thomas Busby                                 32,051               32,051                  0               *
Adrian Richard Mansell                       32,051               32,051                  0               *
James Douglas Marvill                        32,051               32,051                  0               *
Simon Carey Swales                           32,051               32,051                  0               *
Simon Maurice Whittle                        32,051               32,051                  0               *
Richard Hewitt                               22,436               22,436                  0               *
David John Purle                             22,436               22,436                  0               *
Paul George Turner                           22,436               22,436                  0               *
Marcus Valentine                              9,615                9,615                  0               *
Jeremy Robert Baxter                          6,410                6,410                  0               *
Gareth David Spiller                          3,206                3,206                  0               *
April Virginia Coombe                         3,206                3,206                  0               *
         * Less than 1%

(1) To our knowledge, the number of shares of Common Stock which each Selling Stockholder owned prior to this offering consists solely of those shares of Common Stock issued in connection with a Stock Purchase Agreement that we entered into with the Selling Stockholders on December 19, 2001.

     Under the terms of the Stock Purchase Agreement, 125,000 shares of the 250,000 total shares of our Common Stock that we issued to the Selling Stockholders are being held in escrow in connection with the indemnification obligations of the Selling Stockholders under the Stock Purchase Agreement. Such shares are being withheld from the Selling Stockholders and will be returned to them on a pro rata basis on September 30,

2002, to the extent such shares are not surrendered to us to satisfy any indemnification obligations of the Selling Stockholders.

                              PLAN OF DISTRIBUTION

     The shares of our Common Stock offered pursuant to this prospectus may be offered and sold from time to time by the Selling Stockholders listed in the preceding section, or their donees, transferees, pledgees or other successors in interest that receive such shares as a gift or other non-sale related transfer. These Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. All or a portion of the Common Stock offered by this prospectus may be offered for sale from time to time on the Nasdaq National Market or on one or more exchanges, or otherwise at prices and terms than obtainable, or in negotiated transactions. The distribution of these securities may be effected in one or more transactions that may take place on the over-the-counter market, including, among others, ordinary brokerage transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders.

     We will not receive any part of the proceeds from the sale of Common Stock. The Selling Stockholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act, in which event commissions received by such intermediary may be deemed to be underwriting commissions under the Securities Act. We will pay all expenses of the registration of securities covered by this prospectus. The Selling Stockholders will pay any applicable underwriters' commissions and expenses, brokerage fees or transfer taxes.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for Powerwave by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

                           INCORPORATION BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to those documents. The information we incorporate by reference is an important part of this prospectus, and any information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.

     We hereby incorporate by reference the following documents herein:

     (a) our Annual Report on Form 10-K for the fiscal year ended December 30, 2001;

     (b) the description of our capital stock contained in our Registration Statement on Form 8-A dated October 9, 1996, as amended;

     (c) all other reports filed by us with the Securities Exchange Commission pursuant to sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 30, 2001; and

     (d) all documents subsequently filed by us with the Securities Exchange Commission pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of this offering.

     You may request a copy of these filings, at no cost, by writing or calling us at Powerwave Technologies, Inc., 1801 E. St. Andrew Place, Santa Ana, California 92705, telephone number (714) 466-1000, Attention: Kevin T. Michaels.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed a Registration Statement on Form S-3, including amendments thereto, relating to the Common Stock offered by this prospectus, with the Securities Exchange Commission. This prospectus, which constitutes a part of this Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules which are part of this Registration Statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to Powerwave and the Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules.

     We are also subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with those requirements file reports, proxy statements and other information with the Securities Exchange Commission.

     A copy of the Registration Statement and the reports, proxy statements and other information that we file with the Securities and Exchange Commission may be inspected by anyone without charge at the Public Reference Room maintained by the Securities Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any part of the Registration Statement and the reports, proxy statements and other information that we file with the Securities and Exchange Commission may be obtained from the Public Reference Room of the Securities Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of the fees prescribed by the Securities Exchange Commission. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Registration Statement and the reports, proxy statements and other information that we file with the Securities and Exchange Commission are also available through the Securities Exchange Commission's Website on the World Wide Web at the following address: http://www.sec.gov.
                              ------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth all costs and expenses payable by us in connection with the sale of the Common Stock being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee and the Nasdaq National Market listing fee.

                                                                To be paid by
                                                                  Powerwave
                                                                 ----------

             SEC registration fee .............................  $   417.11
             Nasdaq National Market listing fee ...............  $ 2,500.00
             Legal fees and expenses ..........................  $10,000.00
             Accounting fees and expenses .....................  $ 5,000.00
             Printing costs ...................................  $ 2,500.00
                                                                 ----------
                      Total ...................................  $20,417.11
                                                                 ==========

Item 15. Indemnification of Directors and Officers

     (a) As permitted by the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation eliminates the liability of directors to Powerwave or its stockholders for monetary damages for breach of fiduciary duty as a directors, except to the extent otherwise required by the Delaware General Corporation Law.

     (b) Our Amended and Restated Certificate of Incorporation provides that we will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a director or officer of Powerwave against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the Delaware General Corporation Law. Our Amended and Restated Bylaws provide for a similar indemnity to directors and officers to the fullest extent authorized by the Delaware General Corporation Law.

     (c) Our Amended and Restated Certificate of Incorporation also gives us the ability to enter into indemnification agreements with each of our directors and officers. We have entered into indemnification agreements with each of our directors and executive officers which provide for the indemnification of such persons against any an all expenses, judgments, fines, penalties and amounts paid in settlement, that may arise by reason of their status or service as directors or executive officers, to the fullest extent permitted by law.

Item 16. Exhibits and Financial Statement Schedules

     (a) Exhibits

Exhibit
Number                                    Description
------                                    -----------

   5.1       Opinion of Stradling Yocca Carlson & Rauth

   23.1      Consent of Deloitte & Touche LLP

   23.2      Consent of Stradling Yocca Carlson & Rauth (see Exhibit 5.1)

   24.1      Power of Attorney*

   *         Previously filed.

Item 17.  Undertakings

     (a)  Powerwave hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                 (i) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Powerwave hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Powerwave's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on the 13th day of February, 2002.

                                      POWERWAVE TECHNOLOGIES, INC.

                                      By: /s/ Bruce C. Edwards
                                          -------------------------------------
                                          Bruce C. Edwards
                                          President and Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



          Signature                                        Title                              Date
          ---------                                        -----                              ----
/s/ Bruce C. Edwards                             President, Chief Executive             February 13, 2002
----------------------------------------             Officer and Director
Bruce C. Edwards                                (Principal Executive Officer)


/s/ Kevin T. Michaels                           Senior Vice President, Finance,         February 13, 2002
----------------------------------------
Kevin T. Michaels                               Chief Financial Officer and
                                                        Secretary
                                                 (Principal Financial and
                                                Principal Accounting Officer)

/s/ John L. Clendenin*                       Chairman of the Board of Directors         February 13, 2002
----------------------------------------
John L. Clendenin

/s/ Gregory M. Avis*                               Director            February 13, 2002
----------------------------------------
Gregory M. Avis

/s/ Eugene L. Goda*                                Director            February 13, 2002
----------------------------------------
Eugene L. Goda

/s/ David L. George*                               Director            February 13, 2002
----------------------------------------
David L. George

/s/ Andrew Sukawaty*                               Director            February 13, 2002
----------------------------------------
Andrew Sukawaty

/s/ Safi U. Qureshey*                              Director            February 13, 2002
----------------------------------------
Safi U. Qureshey

/s/ Carl W. Neun*                                  Director            February 13, 2002
----------------------------------------
Carl W. Neun


*By: /s/ Kevin T. Michaels
     -----------------------------------
     Kevin T. Michaels
     As Attorney-In-Fact



                                      S-2